Exhibit 99.1

Monotype Imaging Announces Third Quarter 2010 Results

Company Reports 23 Percent Revenue Growth and Record Net Adjusted EBITDA

WOBURN, Mass.--(BUSINESS WIRE)--Nov. 2, 2010--Monotype Imaging Holdings Inc. (Nasdaq: TYPE), a leading global provider of text imaging solutions, today announced financial results for the third quarter ended Sept. 30, 2010.

Third quarter 2010 highlights:

  Third quarter revenue was $28.4 million, a 23 percent increase year-over-year.
  Operating income for the third quarter was $9.7 million, a 49 percent increase over the prior year.
  Non-GAAP net adjusted EBITDA for the third quarter was $13.4 million, or 47 percent of revenue.
  Cash flow from operations for the nine months ended Sept. 30, 2010 was $35.7 million, a 60 percent increase over the prior year period.

“Monotype Imaging had a very strong quarter resulting in double digit year-over-year growth in revenue, operating income, net Adjusted EBITDA and earnings per share,” said Doug Shaw, president and chief executive officer. “We achieved record OEM revenue and our best Creative Professional quarter in nearly two years.”

Scott Landers, senior vice president and chief financial officer, said, “The fundamentals of our business continue to strengthen, and we once again drove significant levels of profitability and operating cash flow. For the full year 2010, we expect to return to double digit revenue growth.”

Third quarter 2010 operating results

Revenue for the third quarter of 2010 was $28.4 million, up 23 percent compared to $23.0 million in the third quarter of 2009. OEM revenue for the quarter was $21.5 million, increasing 32 percent year-over-year. Creative Professional revenue for the quarter was $6.9 million, increasing three percent from the third quarter of 2009.

Net income for the third quarter of 2010 was $5.9 million, compared to $3.0 million in the prior year period. Earnings per diluted share for the third quarter of 2010 were $0.16, compared to $0.08 for the third quarter of 2009.

In the third quarter of 2010, non-GAAP net adjusted EBITDA was $13.4 million or 47 percent of revenue, compared to $10.2 million or 44 percent of revenue in the third quarter of the prior year.

A reconciliation of GAAP operating income to non-GAAP net adjusted EBITDA for the three and nine months ended Sept. 30, 2010 and 2009 is provided in the financial tables that accompany this release.

Cash, cash flow and debt balances

Monotype Imaging had cash and cash equivalents of $54.6 million as of Sept. 30, 2010, an increase from $44.7 million at the end of the prior quarter and an increase from $34.6 million as of Dec. 31, 2009. During the third quarter of 2010, Monotype Imaging generated $13.8 million in cash flow from operations and $35.7 million year-to-date. The company’s outstanding debt was $78.5 million as of Sept. 30, 2010, a decrease from $81.2 million at the end of the prior quarter and a decrease from $91.4 million on Dec. 31, 2009.

Financial outlook

For the fourth quarter of 2010, Monotype Imaging expects revenue in the range of $27.5 million to $29.0 million. The company anticipates fourth quarter 2010 non-GAAP net adjusted EBITDA in the range of $12.5 million to $13.5 million and earnings per share in the range of $0.12 to $0.14.

For the full year 2010, Monotype Imaging expects revenue in the range of $104.8 million to $106.3 million. The company expects full year 2010 non-GAAP net adjusted EBITDA in the range of $46.5 million to $47.5 million and earnings per share in the range of $0.46 to $0.48.

Conference call details

Monotype Imaging will host a conference call on Nov. 2, 2010 at 8:30 a.m. EDT to discuss the company’s third quarter 2010 results and business outlook. Individuals who are interested in listening to the audio webcast should log on to the “Investor Relations” portion of the “About Us” section of Monotype Imaging’s website at www.monotypeimaging.com. The live call can be accessed by dialing (866) 225-8754 (domestic) or (480) 629-9723 (international) using passcode 4372273. The audio webcast will also be archived on the company’s website.

Non-GAAP financial measures

This press release contains non-GAAP financial measures under the rules of the U.S. Securities and Exchange Commission. This non-GAAP information supplements and is not intended to represent a measure of performance in accordance with disclosures required by generally accepted accounting principles. Non-GAAP financial measures are used internally to manage the business, such as in establishing an annual operating budget and in reporting to lenders. Non-GAAP financial measures are used by Monotype Imaging management in its operating and financial decision-making because management believes these measures reflect ongoing business in a manner that allows meaningful period-to-period comparisons. Accordingly, Monotype Imaging believes it is useful for investors and others to review both GAAP and non-GAAP measures in order to (a) understand and evaluate current operating performance and future prospects in the same manner as management does and (b) compare in a consistent manner the company’s current financial results with past financial results. The primary limitations associated with the use of non-GAAP financial measures are that these measures may not be directly comparable to the amounts reported by other companies and they do not include all items of income and expense that affect operations. Monotype Imaging management compensates for these limitations by considering the company’s financial results and outlook as determined in accordance with GAAP and by providing a detailed reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures in the tables attached to this press release.

Forward-looking statements

This press release may contain forward-looking statements including those related to future revenues and operating results, the growth of the company’s OEM business and Creative Professional business, the execution of the company’s growth strategy and anticipated business momentum that involve risks and uncertainties that could cause the company’s actual results to differ materially. Factors that might cause or contribute to such differences include, but are not limited to: risks associated with changes in the economic climate, including decreased demand for fonts or products that incorporate the company’s text imaging solutions or an overestimation or underestimation by the company of anticipated royalties from unit shipments by our OEM customers; risks associated with changes in the financial markets, including the availability of credit; risks associated with increased competition, which may result in the company losing customers or force it to reduce prices; risks associated with the development and market acceptance of new products or product features; risks associated with the company’s ability to adapt its products to new markets and to anticipate and quickly respond to evolving technologies and customer requirements; risks associated with the company’s adoption of new business and licensing models, including lower than anticipated revenue associated with the company’s Web font services offering; and risks associated with the ownership and enforcement of the company’s intellectual property. Additional disclosure regarding these and other risks faced by the company is available in the company’s public filings with the Securities and Exchange Commission, including the risk factors included in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2009 and subsequent filings. The forward-looking financial information set forth in this press release reflects estimates based on information available at this time. These amounts could differ from actual reported amounts stated in the company’s Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2010. While Monotype Imaging may elect to update forward-looking statements at some point in the future, the company specifically disclaims any obligation to do so, even if an estimate changes.

About Monotype Imaging

Monotype Imaging combines technology with design to help the world communicate. Based in Woburn, Mass. with offices in the U.S., Europe and Asia, Monotype Imaging brings text imaging and graphical user interface capabilities to consumer electronics devices such as laser printers, copiers, mobile phones, digital televisions, set-top boxes, navigation devices, digital cameras, e-book readers and consumer appliances. The company also provides printer drivers and color imaging solutions to printer manufacturers and OEMs (original equipment manufacturers). Monotype Imaging technologies are combined with access to more than 13,000 typefaces from the Monotype®, Linotype® and ITC® typeface libraries – home to some of the world’s most widely used designs, including the Times New Roman®, Helvetica® and ITC Franklin Gothic™ typefaces. Fonts are licensed to creative, business and Web professionals through e-commerce portals, direct and indirect sales and custom design services. Monotype Imaging offers industry-standard font solutions that support all of the world’s major languages. Information about Monotype Imaging can be found at www.monotypeimaging.com.

Monotype is a trademark of Monotype Imaging Inc. registered in the U.S. Patent and Trademark Office and may be registered in certain jurisdictions. Times New Roman is a trademark of The Monotype Corp. registered in the U.S. Patent and Trademark Office and may be registered in certain jurisdictions. Linotype is a trademark of Linotype GmbH registered in the U.S. Patent and Trademark Office and may be registered in certain jurisdictions. Helvetica is a trademark of Linotype Corp. registered in the U.S. Patent and Trademark Office and may be registered in certain jurisdictions in the name of Linotype Corp. or its licensee Linotype GmbH. ITC is a trademark of International Typeface Corp. registered in the U.S. Patent and Trademark Office and may be registered in certain jurisdictions. ITC Franklin Gothic is a trademark of International Typeface Corp. and may be registered in certain jurisdictions. All other trademarks are the property of their respective owners. © 2010 Monotype Imaging Holdings Inc. All rights reserved.

MONOTYPE IMAGING HOLDINGS INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited and in thousands)

	September 30, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$54,621	$34,616
Accounts receivable, net	4,036	5,145
Income tax refunds receivable	—	885
Deferred income taxes	1,013	878
Prepaid expense and other current assets	2,437	1,666

Total current assets	62,107	43,190
Property and equipment, net	1,595	1,790
Goodwill	138,485	140,745
Intangible assets, net	78,214	85,088
Other assets	5,586	1,564

Total assets	$285,987	$272,377

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$305	$395
Accrued expenses and other current liabilities	10,293	8,635
Accrued income taxes	1,704	903
Deferred revenue	12,477	6,446
Current portion of long-term debt	19,250	16,293

Total current liabilities	44,029	32,672
Long-term debt, less current portion	59,279	75,060
Other long-term liabilities	852	784
Deferred income taxes	19,878	18,310
Reserve for income taxes, net of current portion	1,118	1,550
Accrued pension benefits	3,499	3,479
Stockholders’ equity:
Common stock	35	35
Additional paid-in capital	153,719	148,273
Treasury stock, at cost	(86)	(86)
Retained earnings (accumulated deficit)	2,186	(10,043)
Accumulated other comprehensive income	1,478	2,343

Total stockholders’ equity	157,332	140,522

Total liabilities and stockholders’ equity	$285,987	$272,377

MONOTYPE IMAGING HOLDINGS INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited and in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenue	$28,358	$23,032	$ 77,254	$68,889
Costs and expenses:
Cost of revenue	1,825	1,788	5,553	4,991
Cost of revenue—amortization of acquired technology	869	847	2,608	2,535

Total cost of revenue	2,694	2,635	8,161	7,526

Gross profit	25,664	20,397	69,093	61,363
Operating expenses:
Marketing and selling	6,731	5,795	18,909	17,287
Research and development	3,934	3,350	11,525	10,184
General and administrative	4,104	3,565	12,200	10,797
Amortization of other intangible assets	1,189	1,190	3,577	3,547

Total operating expenses	15,958	13,900	46,211	41,815
Income from operations	9,706	6,497	22,882	19,548
Other (income) expense:
Interest expense	1,084	1,009	3,387	3,243
Interest income	—	—	(13)	(60)
(Gain) loss on foreign exchange	(1,202)	(688)	1,487	(693)
Loss (gain) on derivatives	1,597	1,073	(168)	1,777
Other expense, net	—	21	(9)	7

Total other expense	1,479	1,415	4,684	4,274
Income before provision for income taxes	8,227	5,082	18,198	15,274
Provision for income taxes	2,304	2,063	5,969	5,894

Net income	$5,923	$3,019	$ 12,229	$9,380

Net income available to common shareholders – basic & diluted	$5,886	$3,001	$ 12,152	$9,315

Net income per common share:
Basic	$0.17	$0.09	$ 0.35	$0.27
Diluted	$0.16	$0.08	$ 0.34	$0.26
Weighted average number of shares:
Basic	35,208,237	34,403,363	34,710,406	34,330,162
Diluted	36,264,638	35,430,772	35,910,668	35,185,514

	MONOTYPE IMAGING HOLDINGS INC. OTHER INFORMATION (Unaudited and in thousands)

	RECONCILIATION OF GAAP NET INCOME TO NON-GAAP ADJUSTED EBITDA

		Three Months Ended September 30,		Nine Months Ended September 30,
		2010	2009	2010	2009
	GAAP net income	$5,923	$3,019	$12,229	$9,380
	Provision for income taxes	2,304	2,063	5,969	5,894
	Interest expense, net	1,084	1,009	3,374	3,183
	Depreciation and amortization	2,318	2,340	6,966	6,949

	EBITDA	$11,629	$8,431	$28,538	$25,406
	Share based compensation	1,395	1,381	4,206	3,904
	Non-cash add backs	248	N/A	800	N/A
	Restructuring, issuance and cash non-operating costs(2)	(2)	N/A	345	N/A
	Acquisition expenses	—	N/A	—	N/A

	Non-GAAP adjusted EBITDA(1)	$13,270	$9,812	$33,889	$29,310

(1)	The definition of Adjusted EBITDA was modified on October 30, 2009. As a result, certain add backs to Adjusted EBITDA are not applicable in three and nine months ended September 30, 2009.
(2)

Permits an add-back of up to $250 thousand of cash non-operating expense, which is not to exceed a maximum of $1.5 million when combined together with restructuring and issuance costs, on a trailing twelve month basis.

RECONCILIATION OF GAAP OPERATING INCOME TO NON-GAAP NET ADJUSTED EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
GAAP operating income	$9,706	$6,497	$22,882	$19,548
Depreciation and amortization	2,318	2,340	6,966	6,949
Share based compensation	1,395	1,381	4,206	3,904

Non-GAAP net adjusted EBITDA	$13,419	$10,218	$34,054	$30,401

OTHER INFORMATION

Share based compensation is comprised of the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Marketing and selling	$526	$466	$1,549	$1,348
Research and development	277	354	892	908
General and administrative	592	561	1,765	1,648

Total share based compensation	$1,395	$1,381	$4,206	$3,904

MONOTYPE IMAGING HOLDINGS INC. MARKET INFORMATION (Unaudited and in thousands)

The following table presents revenue for our two major markets:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
OEM	$21,480	$16,329	$57,488	$50,506
Creative professional	6,878	6,703	19,766	18,383

Total	$28,358	$23,032	$77,254	$68,889
OTHER INFORMATION (Unaudited and in thousands)

RECONCILIATION OF FORECASTED GAAP OPERATING INCOME TO FORECASTED NON-GAAP NET ADJUSTED EBITDA

	Low End of Guidance	High End of Guidance
	Q4 2010	Q4 2010
GAAP operating income	$8,800	$9,800
Depreciation and amortization	2,400	2,400
Share based compensation	1,300	1,300

Non-GAAP net adjusted EBITDA	$12,500	$13,500

	Low End of Guidance	High End of Guidance
	2010	2010
GAAP operating income	$31,500	$32,500
Depreciation and amortization	9,500	9,500
Share based compensation	5,500	5,500

Non-GAAP net adjusted EBITDA	$46,500	$47,500

CONTACT:
ICR
Staci Mortenson, 781-970-6120
ir@monotypeimaging.com